Exhibit 10.51

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Third Amended and Restated Executive Employment Agreement (this “Agreement”) is made as of the 25th day of June, 2008 by and between Mobilepro Corp., a Delaware corporation (the “Company”), and Jay O. Wright (“Executive”).

WHEREAS, the Company and the Executive are parties to that certain Executive Employment Agreement dated as of June 9, 2004 (“Original Agreement”) which made minor modifications to that Executive Employment Agreement dated as of April 15, 2004 and which states the terms and conditions of the Executive’s employment as President and Chief Executive Officer of the Company, which agreement was amended and restated by that certain Second Amended and Restated Executive Employment Agreement dated as of June 6, 2005 and further extended by that certain Addendum to Second Amended and Restated Executive Employment Agreement dated as of August 27, 2007 through June 30, 2008; and

WHEREAS, the Company and Executive wish to amend the Original Agreement and subsequent agreements primarily to amend various compensation provisions in light of the Company’s achievement of certain milestones and to extend the tenure of Executive.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms, the parties hereto hereby agree to amend and restate the Original Agreement in its entirety as follows:

1.	Employment Period

The Company will employ Executive, and Executive will serve the Company, under the terms of this Agreement commencing July 1, 2008 (the “Commencement Date”) through June 30, 2009 unless earlier terminated under Section 4 hereof. On June 30, 2009, the term of this Agreement shall automatically be extended for an additional period of twelve (12) months; provided, however, that either party hereto may elect not to so extend this Agreement by giving written notice to the other party at least ninety (90) days prior to such anniversary date. The period of time between the commencement and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Period.” It is understood that Executive shall continue to serve under his existing contract through June 30, 2008.

2.	Duties and Status

The Company hereby engages Executive as its President and Chief Executive Officer on the terms and conditions set forth in this Agreement. During the Employment Period, Executive shall report directly to the Board of Directors of the Company (the “Board”) and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with Executive’s position, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the governing documents of the Company. These duties include, but are not limited to: (i) increasing the revenue, earnings and financial strength of the Company; (ii) building the Company’s presence on “Wall Street” and serving as the Company’s “face” to the capital markets; (iii) identifying and recruiting additional personnel to build the Company; (iv) seeking and closing acquisitions for the Company to increase the Company’s revenue and earnings per share; (v) working to shape and determine the strategic direction of the Company; and (v) handling such other leadership, administrative and managerial roles as is customary and appropriate for a company’s President and Chief Executive Officer.

3.	Compensation and Benefits

(a)
Salary. During the Employment Period, the Company shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, an annualized base salary during the remainder of 2008 of Two Hundred Fifty-Two Thousand Dollars ($252,000), during 2009 Two Hundred Sixty Thousand Dollars ($260,000) and, if applicable, during 2010 Two Hundred Seventy Thousand Dollars ($270,000). The base salary may be increased at the discretion of the Board.

(b)
Bonus. During the Employment Period, Executive shall be entitled to a bonus payable on or before August 1, 2008 of $25,000 provided the Company’s fiscal 2008 10-K is filed in a timely manner and for any or all of the following incentive bonuses: (i) if the Company improves its debt to book equity ratio to less than .5 for at least two successive quarters, a bonus of $25,000; (ii) if the Company achieves quarterly revenue in excess of $12 million in any fiscal quarter after March 31, 2008, a bonus of $25,000; (iii) if the Company achieves a positive net income (prior to the calculation of this bonus) in any fiscal quarter after March 31, 2008, a bonus of $25,000; (iv) if the Company’s common stock closes above $.015 per share for five consecutive trading days, a bonus of $25,000; (v) for the completion of an accretive (on a per share basis) acquisition which adds at least $4 million in annualized revenue to the Company, a bonus of $15,000; (vi) if the Company improves its debt to book equity ratio to less than .2 for at least one fiscal quarter, a bonus of $100,000 provided that the Company’s net indebtedness is no more than $5 million during such quarter and (vi) if the Company’s common stock closes above $.03 per share for five consecutive trading days, a bonus of $100,000. All bonuses shall be paid via regular payroll on the payroll succeeding the completion of the event which triggers the bonus (or in the case of quarterly financial results, the payroll following the filing of the applicable quarterly filing with the SEC). The Executive may also receive such other bonuses as otherwise mutually agreed between the Board and Executive.

(c)
Equity. As partial consideration for entering into this Agreement, the Company hereby grants Executive a warrant in the form attached hereto as Exhibit 1 to acquire twenty million (20,000,000) shares of the Company’s common stock, par value $.001 per share at an exercise price of $0.002 per share (the “Warrant Shares”) to vest in two tranches - half on June 30, 2009 and the other half on June 30, 2010 or immediately if Executive’s employment is terminated without cause or for good reason (as described in Section 4 hereof) or due to a change in control, sale of a majority of the common stock or substantially all of the assets of the Company or merger of the Company into or with another company (unless such company is less than ninety percent (90%) of the size (measured by market value) of the Company) or reverse merger with another company, provided, however, that if the Company’s stock price is less than $.01 per share and Executive’s contract is not renewed for the period July 1, 2009 - June 30, 2010, then the 10 million warrants which would otherwise have vested on June 30, 2010 shall not vest and immediately terminate. This warrant is in addition to all existing warrants and shares that the Executive currently owns, a list of which is set forth on Exhibit A hereto. The Warrant Shares granted hereunder must be exercised by the tenth anniversary of the date of vesting or shall be forfeited by Executive. All Warrant Shares granted hereunder shall have a “cashless” exercise provision which enables Executive to give up a portion of his Warrant Shares in order to exercise others without paying cash for them. Further, the number, kind and strike price of the stock Warrant Shares granted hereunder shall be appropriately and equitably adjusted to reflect any stock dividend, stock split, spin-off, split-off, extraordinary cash dividend, recapitalization, reclassification or other major corporate action affecting the stock of the Company to the end that after such event Executive’s proportionate interest in the Company shall be maintained as before the occurrence of such event. Executive shall also receive payment of any cash dividend or stock dividend declared and paid by the Company as if Executive had already exercised all of his Warrant Shares, including unvested Warrant Shares. It is further agreed that the five million (5,000,000) vested warrants that Executive owns which have a $.22 per share strike price are hereby terminated.

(d)	Appointment to the Board. The Company shall nominate Executive to be a member of the Board during the Employment Period.

(e)
Other Benefits. During the Employment Period, Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company including, but not limited to, twenty (20) days of vacation pay plus five (5) sick/personal days, to be used in accordance with the Company’s vacation pay policy for senior executives.

(f)
Business Expenses. During the Employment Period, the Company shall promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by Executive in the performance of his duties under this Agreement, including, but not limited to, telecommunications expenses and travel expenses.

(g)
Office. During the Employment Period, the Company shall provide an office at a place mutually agreeable to Executive and the Company and, to the extent that the Company’s budget allows, secretarial assistance to Executive suitable to Executive’s position as the Company’s Chief Executive Officer. Executive agrees that the Company’s existing offices at 6701 Democracy Boulevard, Bethesda, Maryland 20817 are sufficient to satisfy this covenant.

4.	Termination of Employment

(a)
Termination for Cause. The Company may terminate Executive’s employment hereunder for Cause (defined below). For purposes of this Agreement and subject to Executive’s opportunity to cure as provided in Section 4(c) hereof, the Company shall have Cause to terminate Executive’s employment hereunder if such termination shall be the result of:

(i)
a willful or grossly negligent material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Executive and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition), which, in the case of a material breach of the terms of this Agreement or any other agreement, remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(ii)	the commission by Executive of any act of embezzlement, fraud, larceny or theft on or from the Company;

(iii)
substantial and continuing gross neglect or inattention by Executive of the duties of his employment or the willful misconduct or gross negligence of Executive in connection with the performance of such duties which remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach; and

(iv)	the commission by and indictment of Executive of any crime involving moral turpitude or a felony.

(b)
Termination for Good Reason. Executive shall have the right at any time to terminate his employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below). For purposes of this Agreement and subject to the Company’s opportunity to cure as provided in Section 4(c) hereof, Executive shall have Good Reason to terminate his employment hereunder if such termination shall be the result of:

(i)	The breach by the Company of any material provision of this Agreement; or

(ii)	A requirement by the Company that Executive perform any act or refrain from performing any act that would be in violation of any applicable law.

(c)
Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate Executive’s employment for Cause and Executive’s right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

(d)	Voluntary Termination. Executive, at his election, may terminate his employment upon not less than sixty (60) days prior written notice of termination other than for Good Reason.

(e)
Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of Executive. The Employment Period may be terminated by the Board if Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Executive’s absence due to the disability or (ii) nine (9) months during any twelve-month period (a “Permanent and Total Disability”). If the Employment Period is terminated by reason of a Permanent and Total Disability of Executive, the Company shall give thirty (30) days’ advance written notice to that effect to Executive.

(f)
Termination Without Cause. The Company, at its election, may terminate Executive’s employment otherwise than for Cause, upon not less than sixty (60) days written notice of termination. A failure to renew Executive’s employment for the 12-month period July 1, 2009 - June 30, 2010 shall be deemed to be a termination without cause if the Company’s stock price is in excess of $.01 per share on March 31, 2009.

(g)
Termination for Business Failure. Anything contained herein to the contrary notwithstanding, in the event the Company’s business is discontinued because continuation is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 4(g), Executive will not be entitled to severance pay.

5.	Consequences of Termination

(a)
Without Cause, due to a Change of Control or for Good Reason. In the event of a termination of Executive’s employment during the Employment Period by the Company other than for Cause pursuant to Section 4(f) or by Executive for Good Reason pursuant to Section 4(b) (e.g., due to a Change of Control of the Company, where Change of Control means:  (i) the acquisition (other than from the Company) in one or more transactions by any Person, as defined in this Section 5(a), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change of Control shall not include a public offering of capital stock of the Company. For purposes of this Section 5(a), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company, the Company shall pay Executive (or his estate) and provide him with the following:

(i)	Lump-Sum Payment. A lump-sum cash payment, payable ten (10) days after Executive’s termination of employment, equal to the sum of the following:

(A)	Salary. The equivalent of nine (9) months (the “Severance Period”) of Executive’s then-current base salary; plus

(B)
Earned but Unpaid Amounts. Any previously earned but unpaid salary through Executive’s final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Executive’s termination of employment.

(C)
Equity. All Warrant Shares vested at time of termination shall be retained by Executive. All unvested Warrant Shares shall immediately vest and be retained by Executive. Executive shall have the benefit of the full ten year option period to exercise such Warrant Shares.

(ii)
Other Benefits. The Company shall provide continued coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Executive was entitled to participate immediately prior to such termination, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive’s participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Executive with benefits substantially similar (including all tax effects) to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that Executive is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverages provided for in this Section 5(a)(ii).

(b)
Other Termination of Employment. In the event that Executive’s employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Executive other than for Good Reason (as provided for in Section 4(b) hereof), the Company shall pay or grant Executive any earned but unpaid salary, bonus, and Warrant Shares through Executive’s final date of employment with the Company, and the Company shall have no further obligations to Executive.

(c)
Withholding of Taxes. All payments required to be made by the Company to Executive under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

(d)
No Other Obligations. The benefits payable to Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Executive upon his termination of employment.

(e)
No Mitigation or Offset. Executive shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits set forth in this Section 5 except as provided in Section 5(a)(ii).

6.	Governing Law

This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflict of laws.

7.	Indemnity and Insurance

The Company shall indemnify and save harmless Executive for any liability incurred by reason of any act or omission performed by Executive while acting in good faith on behalf of the Company and within the scope of the authority of Executive pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Certificate of Incorporation and the General Corporation Law of the State of Delaware, except that Executive must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful

The Company shall provide that Executive is covered by any Directors and Officers insurance that the Company provides to other senior executives and/or Board members.

8.	Non-Disparagement

At all times during the Employment Period and for a period of five (5) years thereafter (regardless of how Executive’s employment was terminated), Executive shall not, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about the Company (including its products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors), provided, however, that any statements that Executive makes to his immediate family and in-laws shall be immune from this provision.

9.	Cooperation with the Company After Termination of Employment

Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Following any notice of termination of employment by either the Company or Executive, the Company shall be entitled to such full time or part time services of Executive as the Company may reasonably require during all or any part of the sixty (60)-day period following any notice of termination, provided that Executive shall be compensated for such services at the same rate as in effect immediately before the notice of termination.

10.	Lock-up Period and Volume Limitation.

Executive agrees that he will not sell or otherwise transfer or dispose of more than one million (1,000,000) shares of the Company’s common stock during any calendar quarter during the Employment Period.

11.	Notice

All notices, requests and other communications pursuant to this Agreement shall be sent by overnight mail to the following addresses:

If to Executive:

Jay O. Wright
c/o Mobilepro Corp.
6701 Democracy Blvd, Suite 202
Bethesday, MD 20817

If to the Company:

Mobilepro Corp.
Attn: Board of Directors
6701 Democracy Blvd.
Suite 202
Bethesda, MD 20817

12.	Waiver of Breach

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Executive or of the Company.

13.	Non-Assignment / Successors

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale or all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

14.	Severability

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

15.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.	Arbitration

Executive and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to Fifty Thousand Dollars ($50,000), provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than Fifty Thousand Dollars ($50,000), the parties hereby agree to submit such claim to mediation. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association (“AAA”) in the District of Columbia, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision which contains the essential findings and conclusions on which the decision is based. Mediation shall be governed by, and conducted through, the AAA. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

17.	Entire Agreement

This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company and Executive with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Executive and the Company. This Agreement takes precedence over any other agreement, including the Company’s 2001 Equity Performance Plan, for interpreting the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date written above.

JAY O. WRIGHT	MOBILEPRO CORP.

/s/ Jay O. Wright	/s/ Donald Sledge
By: Donald Sledge
Its: Board Member

Exhibit 1

WARRANT

Exhibit A - Existing Equity